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                                                                       Exhibit 9


                             [Letterhead of Dechert]



August 20, 2003


UBS Index Trust
51 West 52nd Street
New York, New York  10019-6114



Re:   UBS Index Trust
      Post-Effective Amendment No. 9 to Registration Statement on Form N-1A ("Registration Statement")

Dear Ladies and Gentlemen:

We have acted as counsel for UBS Index Trust (the "Registrant"), a statutory trust duly organized and validly existing under the laws of the state of Delaware, relating to the issuance and sale by the Registrant of an indefinite number of authorized shares of beneficial interest of its series, the UBS S&P 500 Index Fund, under the Securities Act of 1933, as amended ("1933 Act"), and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Registrant's Trust Instrument and its By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the shares of beneficial interest of the Registrant proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm therein and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,


/s/ Dechert LLP
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Dechert LLP